Exhibit 10.34
Equinix, Inc.
Annual Incentive Plan
AWARD AGREEMENT FOR EXECUTIVE STAFF EMPLOYEES

(January 1, 2018 – December 31, 2018 Performance Period)

Bonus Award
Bonus Award – You are eligible to earn a Bonus Award with respect to the performance period commencing January 1 and ending December 31, 2018 (the “Performance Period”), subject to the terms and provisions of this Bonus Award Agreement (this “Agreement”) and the Equinix, Inc. Annual Incentive Plan, as amended from time to time (the “AIP”). Unless and until the Committee determines that a Bonus Award is payable in the manner set forth below under the headings “Vesting” and “Payment,” you will have no right to payment of the Bonus Award. Prior to payment of the Bonus Award, the Bonus Award represents an unsecured obligation of Equinix, Inc. (the “Company”), payable (if at all) from the general assets of the Company.
YOUR FAILURE TO REJECT THIS AGREEMENT WITHIN 60 DAYS WILL CONSTITUTE YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS BONUS AWARD, AS SET FORTH IN THIS AGREEMENT AND THE AIP.
Definitions – All capitalized terms used in this Agreement without definition have the meanings ascribed them in the AIP.
Incorporation of Terms of AIP – The Bonus Award is subject to the terms and conditions of the AIP, which is incorporated herein by reference. In the event of any inconsistency between the AIP and this Agreement, the terms of the AIP will control.
Performance Goals
Revenue/AFFO Goals. The Performance Goals, which will based on the following two criteria, will be established prior to the end of the first quarter of the Performance Period by the Compensation Committee based on the operating plan approved by the Board for the Performance Period (the “Operating Plan”):

•	Revenue of the Company

•	Adjusted Funds from Operations (“AFFO”)
Each Performance Goal will be weighted equally for purposes of determining the amount payable under the Bonus Award. The Performance Goals will be set forth in a matrix that will be separately communicated to you.
Adjustments. The determination of the attainment level of the Performance Goals will exclude the impact of one-time events affecting the attainment level of the Performance Goals, including, without limitation, expansion projects or acquisitions not contemplated under the Operating Plan. The determination of the attainment level of the Performance Goals will also exclude the impact of fluctuations in foreign currencies against the foreign currency rates used to determine the Operating Plan.
Bonus Target Amount. The Bonus Target Amount, which will be communicated to you separately, represents the amount that you are eligible to earn if the Performance Goals are attained at the target level (i.e., 100%), subject to the terms and conditions set forth in the Agreement, including any adjustments to reflect individual performance.
Below-Target Performance. The aggregate amount that becomes payable under Bonus Awards with respect to each Performance Goal if performance is attained at the target level will be reduced by 20% for attainment levels at each percentage point below the target level. For instance, if the attainment of the AFFO Performance Goal is 2% below the target level performance, only 60% of the amount that becomes payable with respect to the AFFO Performance Goal based on attainment at the target level will become payable.
Minimum Goals. No Bonus Award will become payable if both of the Performance Goals are attained at 95% or a lower level.
Enhanced “Stretch Goal” Bonus Award Amount.  For Participants other than the Executive Staff, an additional amount up to 125% of the aggregate amount that becomes payable if the Performance Goal are attained at the target level will become available for Bonus Awards in the event the Performance Goals are attained at a level between the target level and the “stretch” target level established by the Compensation Committee.
Vesting
Vesting – Except as expressly provided in this Agreement, if the Committee determines that the Performance Goals for the Performance Period have been met and the other terms and conditions set forth in the AIP have been satisfied, you will be entitled to receive payment of the Bonus Award Except as expressly provided in this Agreement, you will not be eligible to receive payment of the Bonus Award if you have not been continuously and actively employed with Equinix or an Affiliate (the “Employer”) through the date of payment described under the heading “Payment” or any of the following circumstances apply on the date of payment without any further action by the Company or the Committee:

•	you are on a Performance Improvement Plan;

•	you are on notice (whether given or received) for a termination of employment with the Employer;

•	you are on garden or similar non-paid leave; and/or

•	you have been suspended from your duties for any reason and/or are subject to ongoing proceedings.
You will not be considered to be continuously and actively employed with the Employer once you have stopped providing services, notwithstanding any notice period mandated under the employment laws of the country where you reside (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws of the country where you resides), unless otherwise determined by the Company on a country-by-country basis.
Unless otherwise determined by the Committee, a leave of absence will not constitute a termination of continuous service. The Committee has the exclusive discretion to determine when you are no longer actively employed for purposes of the Bonus Award, subject to compliance with Section 409A of the Code.
Payment
Cash Payment – Any Bonus Award that becomes payable in accordance with the terms under the heading “Vesting” will be paid in cash.
Payment Timing – Except as otherwise provided in the following sentence, the Bonus Award Payment will be paid as soon as practicable following the date the Committee determines the Performance Goal Attainment Factor and determines a Bonus Award has vested and is payable for the Performance Period.
Payment Amount –The Committee retains the right, in its sole discretion, to modify the determination of the Performance Goal Attainment Factors (resulting in a reduction, an increase or elimination (including to zero) of, the amount of the Bonus Award Payment) to take into account recommendations of the Chief Executive Officer of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.
New Hires – If you begin employment with the Employer following the commencement of the Performance Period, the amount of a Bonus Award Payment, if any, that becomes payable will be pro rated by multiplying the Bonus Award Payment by the Participation Period Factor.
Change in Employment Position – If you change employment positions with the Employer such that the Bonus Target allocated to the new position is different than the Bonus Target allocated to the former position, then the amount of the Bonus Award Payment, if any, that becomes payable will be equal to the sum of (a) the Bonus Award Payment calculated based on the Bonus Target applicable prior to the change in the employment position, multiplied by the Participation Period Factor, plus (b) the Bonus Award Payment calculated based on the Bonus Target applicable following the change in the employment position, multiplied by the Participation Period Factor.
Responsibility for Taxes/Tax Withholding – You must make full payment to your Employer of all income tax, payroll tax, payment on account, and social insurance contribution amounts (“Tax”), which under U.S. federal, state, local or non-U.S. law, the Employer is required to withhold upon vesting or other tax event related to the Bonus Award Payment. In a case where the Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax (in any jurisdiction) or any social security contributions recoverable from and legally applicable to you for which you are liable by virtue of your acceptance of the Bonus Award or receipt of the Bonus Award Payment (the “Tax-Related Items”), you will make full payment to the Employer of an amount equal to the Tax-Related Items, or otherwise enter into arrangements acceptable to the Employer or another Affiliate to secure that such a payment is made (whether by withholding from the payment of the Bonus Award Payment, your wages or other cash compensation paid to you). Further, if you become subject to Tax- Related Items in more than one jurisdiction, you acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Nontransferability of Bonus Award – The Bonus Award or the interests or rights therein may not be transferred in any manner other than by will or by the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged or made subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, in violation of the provisions herein, the Bonus Award will immediately become null and void and any rights to receive a payment under the Bonus Award will be forfeited.
Confidentiality – all information disclosed in this Agreement is proprietary to the Company. Communication of the terms in this Agreement or the Bonus Award to anyone other than those currently employed by the Company and who have a need to know its contents will be considered a breach of the employee’s obligation of confidentiality and may subject the individual to disciplinary action.
NO GUARANTEE OF CONTINUED EMPLOYMENT – YOU HEREBY ACKNOWLEDGE AND AGREE THAT THE VESTING OF THE BONUS AWARD PURSUANT TO THE PROVISIONS OF THE AIP AND THIS AGREEMENT IS EARNED ONLY IF THE PERFORMANCE GOALS ARE ATTAINED AND THE OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THE AIP ARE SATISFIED AND BY YOU CONTINUING TO BE EMPLOYED AT THE WILL OF THE EMPLOYER (AND NOT THROUGH THE ACT OF BEING EMPLOYED BY THE EMPLOYER OR BEING ELIGIBLE TO EARN A BONUS AWARD HEREUNDER). YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE RIGHT TO EARN A PAYMENT UNDER THE BONUS AWARD SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT DURING THE PERFORMANCE PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE WITH THE YOUR RIGHT OR THE RIGHT OF THE EMPLOYER TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE AND IN ACCORDANCE WITH APPLICABLE EMPLOYMENT LAWS OF THE COUNTRY WHERE YOU RESIDE OR BE INTERPRETED AS FORMING AN EMPLOYMENT OR SERVICE CONTRACT WITH THE EMPLOYER.
Entire Agreement; Amendments – The AIP and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. Nothing in the AIP and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties.
The Committee may amend the terms of this Agreement at any time in its sole discretion, including with retroactive effect.
Headings – The captions used in this Agreement are inserted for convenience and are not to be deemed a part of the Bonus Award for construction or interpretation.
Notices – Any notice required or permitted hereunder is to be (i) given in writing and will be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party or (ii) delivered electronically through the Company’s electronic mail system (including any notices delivered by a third-party) and will be deemed effectively given upon such delivery.  Any documents required to be given or delivered to you related to current or future participation in the AIP may also be delivered through electronic means as described below under the heading “Electronic Delivery and Acceptance.”
Successors and Assigns – The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon you and your heirs, executors, administrators, successors and assigns.
Severability – Whenever feasible, each provision of this Agreement and the AIP will be interpreted in such manner as to be effective and valid under applicable law, but if any provision in the AIP or this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of, the AIP or this Agreement.
No Advice Regarding Bonus Award – The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the AIP. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the AIP before taking any action related to the AIP.
Electronic Delivery and Acceptance – The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the AIP by electronic means. You hereby consents to receive such documents by electronic delivery and agree to participate in the AIP through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Waiver – You hereby acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by your or any other participant of the AIP.